Exhibit 10.2

Robert S. Harrison
Chairman, President & Chief Executive Officer

June 28, 2023

Mr. Lance A. Mizumoto
[Address]
[Address]

Dear Lance:

This letter (this “Letter Agreement”) memorializes our recent discussions regarding your employment transition with First Hawaiian, Inc. (the “Company”) and First Hawaiian Bank (the “Bank” and, together with the Company, the “Employer”). All capitalized terms that are not defined in this Letter Agreement are used with the meanings assigned in the Executive Severance Plan of First Hawaiian, Inc. (the “Severance Plan”).

1.	Separation
(a)Separation Date. As of October 1, 2023 (the “Separation Date”), your service as an officer and employee of the Employer and its affiliates shall cease. You agree that no further action is required by you or any of the preceding to make the termination provided for in this Section 1(a) effective, but you nonetheless agree to execute any documentation the Employer reasonably requests to confirm it and to not reassume any such service or position without the written consent of the Employer.
(b)Separation Payments. In accordance with the terms of the Severance Plan and subject to Section 1(c) of this Letter Agreement, without duplication of any payments or benefits, the Company shall pay you the cash severance you are entitled to receive specified in Section 4.2(a) of the Severance Plan (the “Severance Benefit”) comprised of (1) an amount equal to one times your highest annual Base Salary earned at any time during the three complete fiscal years immediately preceding the Separation Date; and (2) an amount equal to one times the average of your actual payment amounts under the Annual Incentive Plan for each of the two completed fiscal years immediately preceding the fiscal year in which the Separation Date occurs. The Company shall pay the Severance Benefit, which totals $842,299, to you in a lump sum on the first business day after January 1, 2024 (and not prior to January 1, 2024, notwithstanding Section 4.2 of the Severance Plan), provided that the Release described in Section 1(c) has become effective and irrevocable pursuant to its terms; provided that in no event shall such amounts be paid later than March 15 of the year following the year during which the Separation Date occurs.

(c)Release. Payment of the Severance Benefit is conditioned on your execution, on or after the Separation Date, but not later than the 58th day following the Separation Date (as required by Section 4.5 of the Severance Plan), of a general release and waiver of claims in the form attached as Exhibit A relating to the period of your employment with the Employer (the “Release”), and such Release not being revoked and becoming effective and enforceable in accordance with its terms.
(d)Equity Compensation. Upon your separation from employment, you are eligible for Retirement treatment under the terms of the applicable Company equity incentive plans and award agreements, and your entitlements in respect of any equity-based awards shall be governed by the terms and conditions of such equity incentive plans and award agreements.
(e)Other Retirement Benefits. Upon your separation from employment, you are eligible for benefits as a retiree in accordance with applicable benefit plans.
2.	Transition Period; Early Termination
(a)Base Salary; Bonus; Benefits. During the period between the date of this Letter Agreement and the Separation Date (the “Transition Period”), the Company will continue to pay you a base salary at your current rate and you shall continue to participate in the Company’s employee benefits plans in which you currently participate. In addition, you will continue to be eligible for a discretionary annual performance bonus for the fiscal year ending December 31, 2023, prorated based on the number of full months that have elapsed as of the Separation Date for such fiscal year, subject to the terms of the First Hawaiian Inc. Bonus Plan and achievement of both Company and individual performance goals with respect to such plan; provided that the Company will recommend to the Compensation Committee of the Board of Directors of the Company that, in respect of your individual performance, you have met expectations on all metrics through the date hereof. If awarded, the bonus shall be paid to you at the same time awards are paid to all other participants, which shall be no later than March 15 of the year following the year during which the Separation Date occurs.
(b)Termination without Cause, or for Good Reason. If, during the Transition Period, your employment is involuntarily terminated by the Employer without Cause, or you terminate employment from the Employer for Good Reason (each, as defined in the Severance Plan), the date of such termination shall be treated as the Separation Date, yet such occurrence shall not affect the compensation to be provided to you (or your estate) under Section 1 of this Letter Agreement or this Section 2, subject to Section 1(c) of this Letter Agreement and your continued compliance with Section 3 of this Letter Agreement.
(c)Termination for Cause, or without Good Reason. If, during the Transition Period, your employment is terminated by the Employer for Cause, or you terminate employment from the Employer without Good Reason (each, as defined in the Severance Plan), you shall not be entitled to any further compensation under this Letter Agreement.
3.	Protective Covenants
(a)Generally. You shall continue to be subject to the restrictive covenants set forth under Section 9 of the Severance Plan, which are incorporated herein by reference and reaffirmed in all respects.

(b)Trade Secrets; Whistleblower Rights. The Employer hereby informs you that, notwithstanding any provision of this Letter Agreement or the Severance Plan to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. In addition, notwithstanding anything in this Letter Agreement to the contrary, nothing in this Letter Agreement shall impair your rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit your right to receive an award for information provided to any government authority under such law or regulation.
4.	Miscellaneous
(a)Cooperation. Following the Separation Date, you agree to provide cooperation, at the reasonable request of the Employer and without unreasonable interference as to your professional and personal pursuits, to be compensated by Employer at the rate of $250.00 per hour, with the transitioning of your job duties and responsibilities and any investigation, litigation, arbitration or regulatory proceeding or other legal, equitable or business matters or proceedings that occurred during your employment with the Employer, including by making yourself reasonably available to consult with the Employer’s counsel.
(b)Indemnification. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that any indemnification obligation by Employer and/or indemnification agreement between you and the Employer will remain in full force and in effect and the parties’ obligations and duties thereunder are not in any way modified or superseded by this Letter Agreement.
(c)Governing Law; Amendment. This Letter Agreement shall be governed and construed in accordance with the laws of the State of Hawaii, without regard to conflict of laws principles thereof. This Letter Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
(d)Dispute Resolution. Any controversy or claim arising out of or relating to this Letter Agreement or the breach thereof shall be settled by arbitration in Honolulu, Hawaii. Discovery shall be allowed in any such proceeding to the same extent as would be allowed under the rules of the civil courts of the State of Hawaii and shall be conducted in accordance with such rules. The arbitrator shall be chosen by mutual agreement or, if no agreement is reached, under the rules for arbitrator selection provided by the American Arbitration Association Employment Arbitration Rules. The arbitrator’s award shall be in the form of a written opinion sufficient to allow for appropriate judicial review, shall be a final and binding determination of the dispute, and shall be fully enforceable as an arbitration award by the Hawaii courts in accordance with Hawaii law. The arbitrator shall decide whether the conduct complained of violates the legal rights of the complaining party and, if so, to award the relief allowed by law. The Company shall pay the cost of the arbitration and shall pay your attorney’s fees if you prevail as determined by the arbitrator; if the Employer prevails as determined by the arbitrator, you shall pay the Employer’s attorney’s fees. The arbitrator shall not have jurisdiction or authority to change, add to or subtract from any of the lawful provisions of this Letter Agreement. YOU ACKNOWLEDGE AND AGREE THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ARBITRATION SHALL BE THE SOLE FORUM FOR THE RESOLUTION OF ANY AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT. The decision of the arbitrator shall be a complete defense to any suit, action or proceeding instituted in any federal, state or local court or before any administrative agency with respect to any dispute which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to any grievance, survive the termination or expiration of this Letter Agreement.
(e)Section 409A. This Letter Agreement is intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (including the applicable regulations thereunder) (“Section 409A”). To the extent that any provision in this Letter Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Letter Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Letter Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Letter Agreement shall be treated as a separate payment. In no event may you, directly or indirectly, designate the calendar year of payment. All reimbursements provided under this Letter Agreement shall be made or provided in accordance with Section 409A. Notwithstanding any other provision of this Letter Agreement to the contrary, if you are considered a “specified employee” for purposes of Section 409A (as determined in accordance with the methodology established by the Company), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A that is otherwise due to you under this Letter Agreement during the six (6)-month period immediately following the Separation Date on account of your separation as described in Section 1(a) of this Letter Agreement shall instead be paid, with interest (based on the rate in effect for the month in which the Separation Date occurs), on the first business day of the seventh (7th) month following the Separation Date (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on you under Section 409A. If you die during the postponement period, the amounts and entitlements delayed on account of Section 409A shall be paid to the personal representative of your estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of your death.
(f)Entire Agreement. This Letter Agreement, together with the Severance Plan, set forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter.
(g)Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Letter Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

(h)Survival. Upon the expiration or other termination of this Letter Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties hereunder.
(i)Counterparts. This Letter Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Letter Agreement, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

[Signature Page Follows]

If this Letter Agreement correctly describes our understanding, please execute and deliver a counterpart of this signature page, which shall become a binding agreement on our receipt.

Sincerely,

First Hawaiian, Inc.

By:	/s/Robert S. Harrison
	Name:	Robert S. Harrison
	Title:	Chairman, President and
Chief Executive Officer

First Hawaiian Bank

By:	/s/Robert S. Harrison
	Name:	Robert S. Harrison
	Title:	Chairman, President and
Chief Executive Officer

Accepted and Agreed

I hereby agree with and accept the terms
and conditions of this Letter Agreement:

/s/Lance A. Mizumoto
Name: Lance A. Mizumoto
Date: June 28, 2023

[Signature Page to Letter Agreement]

Exhibit A

Form of Release

THIS RELEASE (this “Release”) is entered into between Lance A. Mizumoto (“Executive”), First Hawaiian, Inc. (the “Company”) and First Hawaiian Bank (the “Bank”, together with the Company, the “Employer”) for the benefit of the Employer and its affiliates. The entering into and non-revocation of this Release is a condition to Executive’s right to receive certain payments and benefits under Section 1 of the Letter Agreement entered into by and between Executive and the Employer, dated as of June 28, 2023 (the “Letter Agreement”). Capitalized terms used and not defined herein shall have the meaning provided in the Letter Agreement.

Accordingly, Executive and the Employer agree as follows.

1.General Release and Waiver of Claims.

(a)In consideration for the payments and other benefits provided to Executive by the Letter Agreement, to which Executive is not otherwise entitled, and the sufficiency of which Executive acknowledges, Executive, for himself, his agents, heirs, successors, assigns, executors and/or administrators (collectively, “Releasers”), finally and forever releases the Company and the Bank and the subsidiaries and affiliated companies of each, as well as the successors, predecessors, assigns, agents, directors, officers, employees, attorneys and representatives of all such entities, past or present (collectively, “Releasees”), from any and all causes of action, actions, judgments, liens, debts, contracts, indebtedness, damages, losses, claims, liabilities, rights, interests and demands of whatsoever kind or character, known or unknown, suspected to exist or not suspected to exist, anticipated or not anticipated, whether or not previously brought before any state or federal court or before any state or federal agency or other governmental entity, which Executive has or may have against any released person or entity, by reason of any and all acts, omissions, events or facts occurring or existing prior to the date on which Executive signs this Release, including, without limitation, all claims concerning the employment of Executive or the termination of Executive’s employment.

(b)This release by Executive includes, but is not limited to, claims for breach of contract, express or implied; promissory estoppel claims; constructive discharge claims; tort claims, including, but not limited to, intentional or negligent infliction of emotional distress, invasion of privacy, negligence, negligent investigation, negligent hiring or retention, assault and battery, defamation, intentional or negligent misrepresentation and fraud; claims of employment discrimination, harassment or retaliation; unlawful termination; wrongful termination in violation of public policy; claims for wages, hours, benefits, and compensation; and any and all claims for attorney’s fees and costs. This release includes claims arising under any federal, state or other governmental statute, regulation or ordinance or common law, such as, for example and without limitation, Title VII of the Civil Rights Act of 1964, which prohibits discrimination on the basis of sex, race, color, national origin and religion; the Civil Rights Act of 1866; Civil Rights Act of 1991; the Age Discrimination in Employment Act (“ADEA”) which prohibits discrimination on the basis of age 40 and older; Older Workers’ Benefit Protection Act; the Americans with Disabilities Act, which prohibits discrimination on the basis of disability; the Genetic Information Non-Discrimination Act, which prohibits discrimination on the basis of genetic information; Fair Labor Standards Act; Employee Retirement and Income Security Act; Family Medical Leave Act; the Worker Adjustment and Retraining Notification Act; 42 U.S.C. § 1981; Hawaii Constitution; Hawaii Wage and Hour Law (Chapter 387, Hawaii Revised Statutes (“HRS”)); Hawaii Employment Practices Act (Chapter 378, HRS) which, among other things, prohibits discrimination because of race, sex, sexual orientation, age, religion, color, ancestry, disability, marital status, arrest and court record, credit history or credit report, gender identity and expression, domestic or sexual violence victim status, or reproductive health decision; Dislocated Workers Act (Chapter 394B, HRS); Payment of Wages and Other Compensation statute (Chapter 388, HRS); the Hawaii Civil Rights Commission Act (Chapter 368, HRS); and the Whistleblowers’ Protection Act (Chapter 378, Part V, HRS).

(c)The foregoing release means that Executive cannot sue Employer (or companies or people related to, employed by or who acted on behalf of Employer as set forth above) in court or bring any other legal proceedings for anything that happened during Executive’s employment, for anything having to do with the termination of Executive’s employment, or for any claim which Executive may have against Employer as of the date on which Executive signs this Release, except as permitted by law or regulation. However, in the event such a proceeding is brought, Executive agrees that the consideration provided to Executive in this Release and in the Letter Agreement shall be the sole relief provided for the claims that are released herein, and Executive will not be entitled to recover and Executive agrees to waive any monetary benefits or other recovery in connection with any such proceedings regardless of who has brought such claims.

2.Proceedings; Whistleblower Rights. To the maximum extent permitted by law, Executive agrees that he has not filed, nor will he ever file, a lawsuit asserting any claims that are released by this Release, or to accept any benefit from any lawsuit that might be filed by another person or government entity based in whole or in part on any event, act, or omission that is the subject of this Release. Notwithstanding the foregoing, nothing in this Release shall impair Executive’s rights under the whistleblower provisions of any applicable federal law or regulation or, for the avoidance of doubt, limit Executive’s right to receive an award for information provided to any government authority under such law or regulation.

3.Exclusions. Excluded from this Release are: (i) any rights or claims that the law does not allow to be released and/or waived by private agreement; (ii) Executive’s rights to receive the benefits specified in Sections 1 and 2 of the Letter Agreement, subject to the conditions and requirements set forth therein; (iii) Executive’s rights to any equity or equity-based awards of the Employer, or payments in respect thereof, (iv) any rights Executive may have to receive vested amounts under any of the Employer’s benefit plans and/or retirement or pension plans or programs; (v) Executive’s rights in and to any equity or ownership interest that Executive continues to hold following his termination of employment; (vi) Executive’s rights to medical benefit continuation coverage pursuant to federal law (COBRA); (vii) any rights or claims that are based on events occurring after the date on which Executive signs this Release, including for breach of the Letter Agreement; (viii) Executive’s rights to enforce or challenge the validity of this Release; or (ix) any claims to indemnification or insurance coverage, including but not limited to “D&O coverage”, that Executive may have with respect to any claims made or threatened against Executive in Executive’s capacity as a director, officer or employee of the Employer or the Releasees. Nothing contained in this Release shall release Executive from his obligations, including any obligations to abide by the covenants set forth in Section 3 of the Letter Agreement and any other restrictive covenants applicable to Executive that continue or are to be performed following termination of employment.

4.EEOC/HCRC Matters. The parties agree that this Release shall not affect the rights and responsibilities of the U.S. Equal Employment Opportunity Commission (the “EEOC”) and/or the Hawaii Civil Rights Commission (“HCRC”) to enforce laws under their respective jurisdictions. In addition, the parties agree that this Release shall not be used to justify interfering with

Executive’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or HCRC. The parties further agree that Executive knowingly and voluntarily waives all rights or claims (that arose prior to Executive’s execution of this Release) the Releasers may have against the Releasees, or any of them, to receive any benefit or remedial relief (including, but not limited to, reinstatement, back pay, front pay, damages, attorneys’ fees, experts’ fees) as a consequence of any investigation or proceeding conducted by the EEOC or HCRC.

5.Acknowledgements. Executive acknowledges that the Employer has specifically advised him of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Executive further acknowledges that he has been furnished with a copy of this Release, and he has been afforded forty-five (45) calendar days in which to consider the terms and conditions set forth above prior to this Release. By executing this Release, Executive affirmatively states that he has had sufficient and reasonable time to review this Release and to consult with an attorney concerning his legal rights prior to the final execution of this Release. Executive further agrees that he has carefully read this Release and fully understands its terms. Executive understands that this Release shall become null and void if he revokes this Release within seven (7) days after signing this Release. Executive may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) written notice of his revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release to Iris Matsumoto, Chief Human Resources Officer, 999 Bishop Street, 29th Floor, Honolulu, HI 96813. Executive agrees and acknowledges that a letter of revocation that is not received by such date and time will be invalid and will not revoke this Release. Executive agrees that any modifications, material or otherwise, made to this Release, do not restart or affect in any manner the original up to forty-five (45) calendar day consideration period.

6.Additional Representations. Executive represents and warrants that, as of the date on which Executive signs this Release, (i) Executive has been paid all wages (including base compensation, incentive pay, bonuses, and any other remuneration) to which Executive was entitled by virtue of Executive’s employment with Employer and is unaware of any facts or circumstances indicating that Executive may have an outstanding claim for unpaid wages, and (ii) Executive has not suffered any injury or illness arising out of or in the course and scope of Executive’s employment with Employer for which Executive has not already filed a claim.

7.Governing Law. This Release shall be governed by and construed in accordance with the laws of the state of Hawaii, without giving effect to any choice of law or conflicting provision or rule (whether of the state of Hawaii or any other jurisdiction) that would cause the laws of any jurisdiction other than the state of Hawaii to be applied. In furtherance of the foregoing, the internal law of the state of Hawaii shall control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

8.Severability. The provisions of this Release are severable, and if any part or portion of it is found to be unenforceable, all other parts and provisions shall remain fully valid and enforceable.

9.Captions; Section Headings. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.

10.Counterparts; Facsimile Signatures. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

11.Effectiveness. This Release shall become effective and enforceable on the eighth day following its execution by Executive, provided that he does not exercise his right of revocation as described above. If Executive fails to sign and deliver this Release or revokes his signature, this Release shall be without force or effect, and Executive shall not be entitled to the Severance Benefit of Section 1 of the Letter Agreement.

THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ THIS RELEASE AND THAT THEY FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT EACH OF THEM HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF THEIR OWN FREE WILL.

BECAUSE THIS RELEASE INCLUDES A RELEASE OF CLAIMS UNDER ADEA, EXECUTIVE IS BEING PROVIDED WITH THE INFORMATION CONTAINED IN SCHEDULE 1 HERETO IN ACCORDANCE WITH THE OLDER WORKERS BENEFIT PROTECTION ACT (OWBPA).

[Signature Page Follows]

The parties knowingly and voluntarily sign this Release as of the date(s) set forth below:

First Hawaiian, Inc.		Executive

By:

Name:	Robert S. Harrison	Lance A. Mizumoto
Title:	Chairman, President and
Chief Executive Officer
Date:		Date:

First Hawaiian Bank

By:____________________________

Name:Robert S. Harrison

Title:Chairman, President and
 Chief Executive Officer

Date:

Schedule 1